Exhibit (h)(9)

AGREEMENT

TO WAIVE FEES AND REIMBURSE EXPENSES

DAVIS NEW YORK VENTURE FUND, INC.

DAVIS NEW YORK VENTURE FUND

THIS AGREEMENT is made this 11TH day of September, 2020, between Davis New York Venture Fund, Inc., a Maryland corporation (“DNYVF”) and Davis Selected Advisers, L.P., a limited partnership organized under the laws of Colorado (“DSA”).

RECITALS:

WHEREAS, DNYVF is a registered open-end management investment company with four authorized series (Davis New York Venture Fund, Davis Global Fund, Davis International Fund, and Davis Research Fund); and

WHEREAS, DNYVF and DSA have entered into an agreement dated September 11, 2019, whereby DSA agreed to waive fees and reimburse expenses for Davis New York Venture Fund; and

WHEREAS, DSA serves as the investment adviser for DNYVF; and

WHEREAS, both DNYVF and DSA agree it is important that the actual expenses of each share class for Davis New York Venture Fund not exceed a specified percentage, Class A, 1.00%, Class B, 1.75%, and Class C, 1.75%, Class R, 1.25%, and Class Y, 0.75% of net assets on an annual basis;

NOW, THEREFORE, the parties hereby agree as follows:

1.	Terminate Former Agreements. The former agreement for Davis New York Venture Fund dated September 11, 2019, shall be terminated and replaced by this Agreement effective August 1, 2020.
2.	Expense Cap. DSA agrees to waive fees and reimburse the expenses of each share class of Davis New York Venture Fund, to the extent it is necessary to ensure that the actual expense incurred by each authorized Class of shares, after recognizing the benefits of custody or other credits, fee waivers, and expense reimbursements, not exceed: Class A shares: 1.00%, Class B shares: 1.75%, Class C shares: 1.75%, Class R shares, 1.25%, and Class Y shares 0.75% of net assets.
3.	Duration of Agreement. This Agreement shall be effective as of August 1, 2020, and ending on December 1, 2021. This Agreement shall automatically renew for additional one-year periods if not terminated, in writing, by either party before December 1st of each year.

IN WITNESS WHEREOF, the parties have duly executed and sealed this Agreement, all as of the date first written above.

Davis New York Venture Fund, Inc.		Davis Selected Advisers, L.P.
By Davis Investments, LLC (General Partner)

By:		By:
	Doug Haines	Ryan Charles
	Vice President	Vice President